U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
 _____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 30, 2005

SILVER DRAGON RESOURCES INC.
(Exact name of small business issuer as specified in its charter)

Delaware	0-29657	33-0727323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

1121 Steeles Avenue West, Suite 803
Toronto, Ontario M2R 3W7
(Address of Principal Executive Offices) (Zip Code)

(416) 661-4989
(Registrant's telephone number)

None
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 30, 2005, Silver Dragon Resources, Inc. (the "Company") entered into an Investment Agreement with Dutchess Private Equities Fund, L.P. ("Dutchess"). Under the Investment Agreement, the Company has the right to sell Dutchess up to $10,000,000 of its shares of common stock during a three year period commencing with the date the Securities and Exchange Commission approves a registration statement covering any shares sold pursuant to the Investment Agreement.

The Company will effect sales of common stock to Dutchess under the Investment Agreement by sending Dutchess a Put Notice. The amount that the Company shall be entitled to sell to Dutchess with each Put Notice will be, at the Company's election, either (a) 200% of the average daily volume of the common stock for the ten trading days prior to the Put Notice, or (b) $200,000. The purchase price for the shares sold to Dutchess under a Put Notice will be 95% of the lowest closing bid price for the common stock for the five trading days after the date of the Put Notice. However, if the purchase price of the shares is less than 75% of the lowest closing price of the shares for the ten trading days prior to the Put Notice, the Company may elect to cancel or amend the Put Notice.

Dutchess' obligation to purchase shares under any Put Notice is conditioned on there being an effective registration statement covering the shares to be sold to Dutchess, the continued trading of the common stock on the OTC Bulletin Board, the Company's compliance with all other provisions of the Investment Agreement, no injunctions having been issued and remaining in force prohibiting the purchase or issuance of the shares, and the issuance of the shares not violating any shareholder approval requirements of the OTC Bulletin Board.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) None.

(b) None.

(c) None.

(d) Exhibits.

Regulation
S-B No.	Description

10.1	Investment Agreement dated November 30, 2005 by and between Silver Dragon
Resources, Inc. and Dutchess Private Equities Fund, L.P.

10.2	Registration Rights Agreement dated November 30, 2005 by and between Silver
Dragon Resources, Inc. and Dutchess Private Equities Fund, L.P.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: December 2, 2005	/s/ Marc Hazout
By: Marc Hazout, President and Chief Executive Officer